As filed with the Securities and Exchange Commission on January 31, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2006

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard, Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Cash Bonuses

On January 25, 2006, the Compensation Committee of DSP Group, Inc. (the “Company”) exercised its discretion and authorized payment of cash bonuses for fiscal year 2005 to each of the named executive officers in the following amounts:

Named Executive Officers	Position as of December 31, 2005	Amount of Cash Bonus
Eliyahu Ayalon	Executive Chairman of the Board of Directors	$660,000
Inon Beracha	Chief Executive Officer	$160,000
Boaz Edan	Chief Operating Officer	$200,000
Moshe Zelnik	Chief Financial Officer and Secretary	$80,000
Eli Fogel	Senior Vice President and Chief Technology Officer	$100,000

The Compensation Committee considered various performance factors in determining whether cash bonuses should be awarded to the Company’s executive officers and the amount of such bonuses, including the following: (a) increased sales of the Company’s products and changes in profitability of the Company during fiscal 2005, (b) the particular executive officer’s overall individual performance in his position and his relative contribution to the Company’s performance during fiscal 2005, and (c) the desire of the Board of Directors of the Company to retain the particular executive officer in the face of considerable competition for executive talent within the industry. Except for the determination of Mr. Ayalon’s cash bonus, the Compensation Committee also considered the recommendation of Mr. Ayalon with respect to the other named executive officers set forth above.

Employment Agreement with Tal Simchony

The Company will enter into an Employment Agreement (the “Agreement”) with Tal Simchony, effective February 1, 2006, appointing him as President of the Company. Pursuant to the Agreement, Mr. Simchony will receive an annual salary of U.S.$220,000 and be eligible to receive annual cash bonuses at the discretion of the Company’s Compensation Committee.

Mr. Simchony will be employed at will. However, if the Company wishes to terminate his employment but fails to provide him with a three-month advance written notice, Mr. Simchony would be entitled to receive an amount equal to three-months of his then-effective salary. Further, if Mr. Simchony’s employment is terminated for specified reasons (as defined in the Agreement), in accordance with Israeli law, he would be entitled to a severance pay of one month for each year of employment.

The Company will recommend to its Board of Directors that Mr. Simchony be granted an option to purchase 120,000 shares of Common Stock of the Company, at an exercise price per share equal to the closing selling price per share of the Common Stock on the Nasdaq National Market on the date of the board approval. The Company will recommend that 25% of the shares of Common Stock subject to the option grant vest on the one-year anniversary of the grant date and an additional 6.25% each quarter thereafter. The grant will be made pursuant to the stockholder-approved 2003 Israeli Share Option Plan of the Company, a copy of which is on file with the Securities and Exchange Commission. Under specified circumstances not yet determined, the Company may, at the Board’s approval, grant Mr. Simchony stock appreciation rights in lieu of the aforementioned option grant.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Employment Agreement, dated June 16, 2004, by and between the Company and Inon Beracha was terminated effective January 25, 2006, in connection with his resignation as described in Item 5.02 below.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Appointment of Tal Simchony

Tal Simchony, 50, has been named as the Company’s President, effective February 1, 2006.

Prior to joining the Company, Mr. Simchony was the Chief Executive Officer of Veraz Networks, a global provider of VoIP solutions based in San Jose, California, from January 2003 to December 2004. He was also the Vice President of Strategy at Veraz Networks from January 2005 to December 2005, Chairman and Chief Executive Officer of ECI NGTS Ltd., formerly a subsidiary of ECI Telecom and VoIP gateway and compression equipment provider, from January 2001 to December 2002, and Executive Vice President & Chief Operating Officer of ECI Telecom, a provider of telecommunications equipment, from January 1999 to December 2000. He holds a Ph.D. in Electrical Engineering from the University of Southern California.

The terms and conditions of Mr. Simchony’s employment as President are set forth in Item 1.01 above and incorporated into this Item 5.02.

Resignation of Inon Beracha

Effective January 25, 2006, Inon Beracha announced his resignation as Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: January 31, 2006	By:	/s/ Moshe Zelnik
Moshe Zelnik Chief Financial Officer and Secretary

4